Exhibit 99.1
NEWS
Contacts:

Analysts/Investors:
Frank A. Carchedi - Chief Financial Officer
(301) 215-8276 or (888) 204-5960
fcarchedi@costar.com

Media:
Audra Capas - Vice President, Communications
(301) 280-7674 or (800) 893-5095
acapas@costar.com

CoStar Group, Inc. Announces Second Quarter 2006 Results

Company Doubles Earnings Per Share For Second Quarter 2006 Over 2005

21-Market Expansion Reaches Profitability, CoStar Accelerates Investment in
Retail Database to Meet Indications of Strong Demand

BETHESDA, MD- July 26, 2006 - CoStar Group, Inc. (NASDAQ: CSGP) today announced that its second quarter 2006 earnings per diluted share doubled compared to the same quarter a year ago. Revenues increased 18.5% from $32.9 million in the second quarter of 2005 to $38.9 million in the second quarter of 2006.

Year 2005-2006 Quarterly Results
($’s in millions, except per share data)
	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2

Revenues	$31.3	$32.9	$34.3	$35.8	$37.3	$38.9
EBITDA	4.2	4.2	3.7	7.0	4.7	5.3
Net income	1.0	1.1	1.1	3.2	1.9	2.3
Net income per share - diluted	0.05	0.06	0.06	0.17	0.10	0.12
Weighted average outstanding shares - diluted	18.9	18.9	19.1	19.2	19.3	19.3

“Our established markets continue to grow more profitable, and our 21 expansion markets, which previously required investment, are now profitable in aggregate,” explained CoStar President & CEO Andrew C. Florance.  “The results from the established and expansion markets for second quarter 2006 over second quarter 2005 outweigh the company’s significant investment in launching CoStar’s retail real estate service, resulting in second quarter performance that exceeded expectations.”

“We believe our two-year investment in expanding coverage to 21 additional U.S. markets is yielding excellent results as these markets, in aggregate, move to positive cash flow just four months after the last market opened,” Florance added.

“We also experienced highly favorable industry response to the launch of a retail component of our flagship product, CoStar Property Professional, that was unveiled in May at the International Council of Shopping Centers’ (ICSC) convention in Las Vegas,” Florance added. “Over the course of three days, more than 6,000 retailers, owners, developers, brokers and other commercial real estate professionals visited our booth to learn how our breakthrough technology reduces the time, expense and risk of retail real estate decisions. Since the launch in late May 2006, we have signed 71 retail related contracts with an annualized value of more than $1.2 million. These contracts are with retail-oriented brokerage firms, owners and leading retailers such as Sbarro, Inc.; Pathmark; Spencer Gifts LLC; Mattress Discounters; Floors Today and others. We expect to see continued strong demand for our retail offering in the future.”

In June 2006, CoStar began charging for its CoStar Commercial MLS™ product - a high-value, low-cost online database that contains the nation’s largest collection of researched commercial for-sale property listings and high-resolution images. In just over a month, more than 1,000 free-trial subscribers have converted to paying customers - brokerages, sole practitioners and residential agents who buy and sell the occasional commercial property. It is the company’s first subscription product that relies on a pure Internet customer acquisition model.

“Our subscribers want comprehensive, verified and timely information along with powerful tools to help them make more money faster,” Florance explained. “Unlike Internet bulletin boards that post duplicate listings, mis-classified properties, or buildings that have already been sold, CoStar Commercial MLS contains verified and actionable listings - a service that is clearly resonating with users.”

Revenues for the second quarter of 2006 increased 4.5% over the first quarter of 2006. The majority of that growth was driven by CoStar’s core subscription-based revenues and consistently high renewal rates, which were approximately 93% for the second quarter of 2006. CoStar’s rate of renewal for subscription services has been above 90% for the past nine consecutive quarters. The company has reported sequential revenue increases in every quarter since its IPO in 1998.

CoStar’s net income increased to $2.3 million, or $0.12 per share, for the second quarter of 2006 compared to net income of $1.1 million, or $0.06 per share, for the second quarter of 2005. For the quarter ended June 30, 2006, EBITDA was $5.3 million compared to EBITDA of $4.2 million in the second quarter of 2005.

The company estimates that second quarter 2006 operating results include investments in excess of $5.0 million in its new retail real estate information service. The second quarter 2006 results also include non-cash charges for equity compensation of $1.0 million, including stock option compensation expense of approximately $700,000, resulting from CoStar’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-based Payment” (SFAS 123R). The charges are primarily included in selling and marketing expense as well as general and administrative expense and, by comparison, were $85,000 for the second quarter of 2005. The company expects 2006 non-cash equity compensation expense to be between $4.0 million and $5.0 million.

As of June 30, 2006, the company had $150.2 million in cash, cash equivalents and short-term investments. The company has no long-term debt.

The company believes that there is increasing demand for detailed, thoroughly researched commercial property information in many areas of the United States that CoStar does not yet cover. With the positive response to the company’s retail product rollout at the ICSC tradeshow, CoStar believes that there is significant enough demand to warrant acceleration of its planned four-year effort to cover a majority of U.S. retail properties. The company believes that it can meet this demand as well as earn a compelling return on its investment. Accordingly, CoStar intends to expand its fleet of 52 field research vehicles by acquiring and equipping an additional 100 vehicles. Rather than the Dodge Sprinters the company has been using, CoStar intends to add less costly and more environmentally friendly hybrid cars to its fleet. To staff these vehicles and to support its expanded research efforts, CoStar also plans to add an additional 250 researchers during the third quarter of 2006. During that same quarter, the company expects to begin actively researching approximately 100 new small or tertiary metropolitan statistical areas (MSAs) across the United States.

“Just as we set high standards for the quality of information in our commercial property database, we set equally high standards for ourselves as a company,” Florance added. “Equipping our field researchers with low-emission, fuel-efficient cars means less pollution in every community where we drive to collect and verify building information. CoStar is committed to making our world more environmentally sound, and this is just one of many steps we’re taking to put our values into practice.”

As the industry’s largest commercial real estate research organization, CoStar gathers and verifies for-sale and for-lease listings across all property types - office, industrial, retail, land, mixed-use, hospitality and multifamily - throughout the United States and United Kingdom. The company’s current team of over 800 researchers, which includes full-time employees and independent contractors, personally contacts property brokers, owners, developers, lenders, tenants and appraisers to ensure the completeness and accuracy of CoStar’s listings - a level of due diligence that no other commercial real estate information service provides.

2006 Outlook

“For 2006, we expect organic revenue growth of approximately 18.0% to 20.0%,” said CoStar Group Chief Financial Officer Frank A. Carchedi. “For the third quarter of 2006, we expect a sequential revenue increase over the second quarter of 2006 of approximately 3.5% to 5.0%.”

“We now expect 2006 fully diluted net income per share to be approximately $0.50 to $0.60,” he added. “For the third quarter of 2006, we expect fully diluted net income per share of approximately $0.16 to $0.20.”

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Revenues	$38,946	$32,871	$76,220	$64,214
Cost of revenues	12,606	10,836	25,532	21,326
Gross margin	26,340	22,035	50,688	42,888

Operating expenses:
Selling and marketing	12,109	10,429	23,034	19,922
Software development	3,084	2,545	5,982	4,877
General and administrative	7,633	6,734	15,202	13,630
Purchase amortization	1,116	1,110	2,224	2,228
	23,942	20,818	46,442	40,657

Income from operations	2,398	1,217	4,246	2,231
Other income, net	1,610	719	3,036	1,323
Income before income taxes	4,008	1,936	7,282	3,554
Income tax expense (benefit), net	1,704	793	3,118	1,437
Net income	$2,304	$1,143	$4,164	$2,117

Net income per share - basic	$0.12	$0.06	$0.22	$0.12
Net income per share - diluted	$0.12	$0.06	$0.22	$0.11

Weighted average outstanding shares - basic	18,822	18,366	18,757	18,342
Weighted average outstanding shares - diluted	19,261	18,868	19,187	18,862

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$2,304	$1,143	$4,164	$2,117
Purchase amortization in cost of revenues	261	343	517	819
Purchase amortization in operating expenses	1,116	1,110	2,224	2,228
Depreciation and other amortization	1,484	1,503	2,933	3,084
Interest income, net	(1,610)	(719)	(3,036)	(1,323)
Income tax expense (benefit), net	1,704	793	3,118	1,437
EBITDA	$5,259	$4,173	$9,920	$8,362

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$37,250	$28,065
Short-term investments	112,979	106,120
Accounts receivable, net	6,405	5,673
Deferred income taxes	4,475	4,475
Prepaid and other current assets	1,975	2,205
Total current assets	163,084	146,538

Deferred income taxes	15,433	18,690
Property and equipment, net	14,447	15,144
Intangible and other assets, net	66,569	66,410
Deposits	1,107	1,277
Total assets	$260,640	$248,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,473	$14,399
Deferred revenue	8,535	7,638
Total current liabilities	24,008	22,037

Deferred income taxes	1,034	1,226

Stockholders' equity	235,598	224,796

Total liabilities and stockholders' equity	$260,640	$248,059

Reconciliation of Non-GAAP Financial Measures with 2005-2006 Quarterly Results
(in millions)
	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2

Net income	$1.0	$1.1	$1.1	$3.2	$1.9	$2.3
Purchase amortization	1.6	1.5	1.3	1.4	1.4	1.4
Depreciation and other amortization	1.6	1.5	1.4	1.5	1.4	1.5
Interest income, net	(0.6)	(0.7)	(0.9)	(1.2)	(1.4)	(1.6)
Income tax expense (benefit), net	0.6	0.8	0.8	2.1	1.4	1.7
EBITDA	$4.2	$4.2	$3.7	$7.0	$4.7	$5.3

Management will conduct a conference call to discuss earnings results for the second quarter ended June 30, 2006 and the financial outlook for the third quarter of 2006 at 11:00 a.m. EDT on Thursday, July 27, 2006.

The audio portion of the conference call will be broadcast live over the Internet at www.costar.com/corporate/investor/. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on August 3, 2006. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 2764427. The replay will also be available over the Internet at www.costar.com/corporate/investor/ for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc. (NASDAQ: CSGP) is the number one provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 66 U.S. markets, London and the United Kingdom. Headquartered in Bethesda, MD, the Company has approximately 1,000 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2005, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that our two-year investment in expanding coverage to 21 additional U.S. markets will continue to yield excellent results; that the retail component of CoStar Property Professional will reduce the time, expense and risk of retail real estate decisions; that we will continue to see strong demand for our retail offering; that CoStar Commercial CMLS has comprehensive, verified and timely information along with powerful tools that will help subscribers make more money faster; that our 2006 non-cash equity compensation expense will be as stated in this press release; that there will be increasing demand for detailed, thoroughly researched commercial property information in areas of the United States not yet covered by CoStar; that there will be significant enough demand to warrant acceleration of our planned four-year effort to cover a majority of U.S. retail properties; that CoStar will be able to meet the demand for U.S. retail property information and earn a compelling return on its investment; that we will successfully expand our fleet of research vehicles by adding 100 less expensive and environmentally friendly hybrid cars; that we will be able to find and train an additional 250 CoStar researchers during the third quarter of 2006; that during the third quarter of 2006 we will begin actively researching 100 new small or tertiary metropolitan statistical areas across the U.S.; that other commercial real estate information providers will not be able to provide the same level of due diligence for property listings information; that organic revenue growth or sequential quarterly revenue growth rates for 2006 will be as stated in this press release; and that 2006 fully diluted net income per share will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date of this press release, and CoStar assumes no obligation to update such statements.